Exhibit 10.7

July 28, 2017

Jamesfay001@gmail.com

James Fay

Re: Offer of Employment

Dear James,

On behalf of Matterport, Inc. (the “Company”), I am pleased to offer you the position of Chief Financial Officer (CFO), reporting to Bill Brown, Chief Executive Officer (CEO). This is a full-time position.

The letter sets out the terms and conditions of your employment, which will start on a date to be mutually agreed upon (the “Start Date”), and currently anticipated to be August 25, 2017. This offer and your Start Date are contingent upon successful completion of reference and background checks at the discretion of Company. Your authorization for the background check should be completed at your earliest convenience to complete this step.

SALARY

This is an exempt position, and you will be paid a base salary of $350,000.00 per year, payable in semi-monthly increments, less applicable taxes and withholdings in accordance with Matterport’s standard payroll practices. As an exempt employee, you are not eligible for overtime compensation. Your salary and overall compensation will generally be reviewed in March of each year.

BONUS

You will be eligible to receive a bonus of up to 35.0% of your annual base salary as part of Matterport’s Annual Bonus Plan. The bonus is at the company’s discretion, and the company’s Compensation Committee will determine your final bonus amount. The company calculates bonuses under the bonus program based on Company performance against calendar year annual targets, along with your calendar year performance as evaluated by management and at the discretion of the board of directors. Any bonus will be prorated based on your length of employment during the plan year. The bonus is not guaranteed, is subject to any terms and conditions that may be established by the Company and may be amended or terminated at any time. Bonuses are not part of your salary, are not accumulated through the year, are paid at the discretion of the company, and you must be employed by Company on the bonus payout date (April 1) to be eligible for your bonus payment for the previous bonus cycle.

Further details of the plan and your performance expectations will be reviewed with you after your Start Date.

EQUITY

Subject to approval by the Company’s Board of Directors, you will be granted a stock option (the “Option’) to purchase 398,000 shares of the Company’s Common Stock (the “Common Stock”), which is approximately 1.25% of the current fully diluted Common Stock. The exercise price of the Option will be the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. If approved by the Board of Directors, the Option will begin vesting on your start date, and, subject to your continued employment, will vest at the rate of 25% of the underlying shares on the first anniversary of the Vesting Start Date and 1/48 of the underlying shares on the monthly anniversary thereafter. The Option will be granted under, and will be subject to, the terms and conditions of the Company’s Stock Incentive Plan (the “Plan”) and your individual Stock Option Agreement. Although Company management will recommend that you be granted the Option, by execution of this letter, you acknowledge that you have no right to receive the Option unless the grant is approved. Per the Plan, you will be eligible to take advantage of early exercisability of these options with related buy-back terms in place.

In the event of your Involuntary Termination (as defined in the Stock Option Agreement) within 24 months following a Change of Control (as defined in the Plan) of the Company, subject to your signing a release of claims agreement in a form suitable to the company, you will receive an additional 24 months of vesting of your Option from the date of such termination and you will be paid a separation amount equal to 3 months salary plus an amount equal to your yearly bonus at 100% company and personal achievement prorated for the time period worked plus the 3 month separation period. Any future option grants will carry a vesting acceleration upon Involuntary Termination (as defined in the Stock Option Agreement) following a Change of Control (as defined in the Plan) equaling 100% of unvested options under this paragraph.

In the event of your Involuntary Termination (as defined in the Stock Option Agreement) without a Change of Control (as defined in the Plan), subject to your signing a release of claims agreement in a form suitable to the company, you will be paid a separation amount equal to 3 months salary.

EMPLOYEE BENEFITS

You will be eligible to participate in Company-sponsored benefits, including health benefits, paid time off, retirement, and other benefits that the Company may offer to similar employees from time to time. Please reference the benefits booklet for more details. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

The Company currently matches employee contributions to the 401(k) and Roth plans at a rate of 50% of the first 8% of compensation deferred; however, this Company match vests 50% per year over the first two years of your employment.

EXPENSES

All reasonable business expenses should be documented by you as incurred in the ordinary course of business. These will be reimbursed in accordance with the Company’s standard policies and procedures.

EQUIPMENT

You understand that the Company may provide you with equipment to help you perform your duties, including, but not limited to, computers, access badges, cellular telephones and wireless messaging devices.

You further understand that it is your obligation to take proper care of all such equipment during your employment, and to return these to the Company in good, working order immediately upon the termination of your employment. If you fail to return any such equipment upon the termination of your employment, you hereby authorize the Company to deduct the cost of any unreturned equipment from your final paycheck.

EMPLOYMENT CONDITIONS

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment within the United States. Such documentation must be provided to us within three (3) business days of your Start Date. For your convenience, we request that you provide original evidence of your identity and eligibility during orientation on your first day of employment – preferably by allowing us to document your U.S. passport.

Your employment with the Company is “at will”; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice. In addition, any divestiture or acquisition activity for the Company does not alter the “at-will” nature of your job—the Company or you may terminate the employment relationship at any time for any reason. Any contrary representations made to you are superseded by this offer and this is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Matterport’s Chief Executive Officer.

By accepting employment with the Company, you represent that you will not be acting in breach of any agreement with any of your previous employers or clients. We are very impressed with the skills and experience you will bring to us and we hope that you consider this offer carefully. Should you accept this offer, I would like to remind you that it is our policy to avoid situations where information or materials might come into our hands that are considered proprietary by individuals or companies other than ours. We are interested in employing you because of your skills and abilities, not because of any trade secrets you have learned elsewhere. It is important that you take care not to bring, even inadvertently, any proprietary books, drawings, notes, materials, etc. from a previous employer or engagement. Thus, you represent and warrant that you are not acting in breach of any non-competition, employment or other agreements with your current employer or any previous employers. While you are employed with us, you agree not to engage in any other employment, consulting, or other business activity that is in any way competitive with the business or demonstrably anticipated business of the Company (whether or not during business hours); and you will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company, or in hiring any employees or consultants of the Company.

You will be required to sign and abide by the terms of the enclosed Proprietary Information and Inventions Agreement prior to beginning of employment.

All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures. As a Company employee, you will be expected to abide by the Company’s rules and regulations. You will be required to sign an acknowledgment that you have read and understand the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

This Agreement shall be governed and interpreted in accordance with the laws of the State of California. To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, we mutually agree that, except as prohibited by law, any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment (including, but not limited to, any claims you may make relating to alleged discrimination or harassment during employment based on race, color, national origin, religion, disability, age, gender or sexual orientation, any claims relating to compensation (wages, bonuses, benefits, etc.) and any claims under federal state, or local laws or regulations relating to terms and conditions of employment), shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in the county of Santa Clara, California, under the applicable JAMS employment rules and the Federal Arbitration Act and the Arbitration Rules set forth in the California Code of Civil Procedure, or other arbitrator or arbitration rules to which you and Matterport mutually agree.

By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award remedies that you or Matterport would be entitled to seek in a court of law. This Agreement is not intended to prevent you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of such arbitration.

The Parties agree that such arbitration shall be conducted on an individual basis only, not a class, representative or collective basis, and hereby waive any right to bring class wide, collective or representative claims before any arbitrator or in any forum. Nothing in this arbitration provision is intended to prevent you from filing charges with state or federal agencies. This arbitration provision is not intended to modify or limit the right of the parties to seek equitable relief, such as an injunction or attachment, through judicial process, which will not be deemed a waiver of the right to demand and obtain arbitration.

This letter supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this letter will constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed in writing, signed by you and an authorized representative of the Company. By executing this letter, you represent and warrant that your performance of this letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this letter. If any term of this letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

Notwithstanding the foregoing, your employment is also subject to the following terms:

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This offer, if not accepted, will expire on July 31, 2017. A fully executed copy of this letter will be available through your Zenefits account once your acceptance and benefit enrollment has been completed.

We look forward to your joining Matterport!

Sincerely,

Matterport, Inc.
Name: Bill Brown Title: CEO

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I have read the above employment offer and accept employment with Matterport, Inc. on the terms and conditions set forth in this agreement.

/s/ James D. Fay
Signature

July 29, 2017
Date